Filed Pursuant to Rule 433

Registration No. 333-157177

November 9, 2009

Pricing Term Sheet for 4.450% Senior Notes due 2020

Issuer:	Cisco Systems, Inc.
Ticker:	CSCO
Ratings:	A1/A+
Security Type:	SEC Registered
Size:	$2,500,000,000
Maturity:	January 15, 2020
Coupon:	4.450%
Price:	99.852%
Benchmark Treasury:	3.625% due August 2019
Yield:	4.469%
Spread:	+100 bps
Treasury Security Yield:	3.469%
Minimum Denominations:	$2,000 and any integral multiple of $1,000 above that amount
CUSIP/ISIN:	17275RAH5/US17275RAH57
Trade Date:	November 9, 2009
Pay Dates:	January 15 and July 15, commencing on January 15, 2010
Make-Whole:	T+15 bps
Settlement:	November 17, 2009
Bookrunners:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Banc of America Securities LLC HSBC Securities (USA) Inc. J.P. Morgan Securities Inc.

Senior Co-Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

Co-Managers:	Blaylock Robert Van, LLC BNP Paribas Securities Corp. ING Financial Markets LLC Standard Chartered Bank UBS Securities LLC

Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, does not intend to effect any sales of the notes in the United States.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by (i) calling Barclays Capital Inc. toll-free 1-888-603-5847, (ii) calling Credit Suisse Securities (USA) LLC toll-free 1-800-221-1037, (iii) calling Deutsche Bank Securities Inc. toll-free 1-800-503-4611, (iv) calling Banc of America Securities LLC toll-free 1-800-294-1322, (v) calling HSBC Securities (USA) Inc. toll free 1-866-811-8049 or (vi) calling J.P. Morgan Securities Inc. collect 1-212 834 4533.